Exhibit 11
                             DETECTION SYSTEMS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


    Quarter Ended June 30,                          1999              1998
                                                    ----              ----

    Net income                                    $1,421            $  832
                                                   =====             =====
    Weighted average number of shares              6,336             6,291
                                                   =====             =====
    Basic earnings per share                       $0.22             $0.13
                                                   =====             =====
    Shares attributable to deferred
     compensation plans and stock
     options and warrants                            482               524
                                                    ====              ====
    Diluted earnings per share:                    $0.21             $0.12
                                                    ====              ====